Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of WhiteHorse Finance, Inc. on Form N-2 of our report dated March 14, 2019 on the consolidated financial statements of WhiteHorse Finance, Inc. and effectiveness of internal control over financial reporting appearing in the 2018 Form 10-K of WhiteHorse Finance, Inc., and to the use of our report dated May 6, 2019, with respect to the Senior Securities table of WhiteHorse Finance, Inc. We also consent to the reference to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Crowe LLP

New York, New York

May 6, 2019